RBC Capital Markets®
EQUITY LINKED NOTE I RBC STRUCTURED NOTES GROUP
Trigger Phoenix Autocallable Notes Due July 31, 2014 Each Linked to a Single Reference Stock

INVESTMENT THESIS

•	Receive a relevant Contingent Coupon if the closing price of the relevant Reference Stock is at or above the relevant Coupon Barrier on any quarterly Observation Date.
•	The notes will be automatically called at par on any quarterly Observation Date if the closing price of the relevant Reference Stock is at or above its Initial Stock Price.
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Subject to one-for-one loss of the principal amount at maturity for any percentage decrease in the relevant Reference Stock if the relevant Final Stock Price is below the relevant Trigger Price.  Receive, at our option, either shares of the relevant Reference Stock or the cash value of those shares.

PRELIMINARY KEY TERMS

•	Observation Dates: Quarterly on October 29, 2013, January 29, 2014, April 29, 2014, and July 29, 2014.
•	Coupon Payment Dates: Two business days after each Observation Date, except that the final Coupon Payment Date is the maturity date.
Reference Stock	Contingent Coupon Rate (Per Annum)	Coupon Barrier and Trigger Price
Delta Air Lines, Inc. (NYSE Symbol: DAL)	[12.50% to 15.50%]	70% of the Initial Stock Price
Freeport-McMoRan Copper & Gold Inc. (NYSE Symbol: FCX)	[8.50% to 11.50%]	75% of the Initial Stock Price
KB Home (NYSE Symbol: KBH)	[11.50% to 14.50%]	65% of the Initial Stock Price
Michael Kors Holdings Limited (NYSE Symbol: KORS)	[11.50% to 14.50%]	75% of the Initial Stock Price

KEY RISK FACTORS

•	The notes are subject to Royal Bank of Canada’s credit risk.
•	The notes are not 100% principal protected.
•	You may not receive any Contingent Coupons during the term of the notes.
•	Your return on the notes is limited to the applicable Contingent Coupon payments.
•	Your notes are likely to have limited liquidity.

TAX

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Each investor will agree to treat the notes as a pre-paid cash-settled  contingent income-bearing derivative contract for U.S. federal income tax purposes, as described in more detail in the product supplement.

ORDER DEADLINE

•	RBCCM will accept orders to purchase the notes until July 29, 2013.

TRADE DATE: July 29, 2013	|	ISSUE DATE: July 31, 2013
IRS Circular 230 Notice:  To ensure compliance with IRS Circular 230, you are hereby notified that: (a) any discussion of federal tax issues contained or referred to herein is not intended or written to be used, and cannot be used, by you for the purpose of avoiding penalties that may be imposed on you under the Internal Revenue Code; (b) such discussion is written in connection with the promotion or marketing by us of the transactions or matters addressed herein; and (c) you should seek advice based on your particular circumstances from an independent tax advisor.